UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  August 23, 2007

Cephalon, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19119	23-2484489
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

41 Moores Road
Frazer, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (610) 344-0200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On August 23, 2007, Anesta AG, an indirect wholly-owned subsidiary of Cephalon, Inc. (the “Registrant”), and E. Claiborne Robins Company, Inc., a privately-held company d/b/a ECR Pharmaceuticals (“ECR”), entered into an Asset Purchase Agreement (the “Agreement”) under which Anesta AG agreed to acquire all assets (the “Acquisition”) related to AMRIX™ (cyclobenzaprine hydrochloride extended-release capsules), a once-daily muscle relaxant, for $100 million cash.  In addition to the up-front cash payment, the Agreement provides for future cash payments to ECR upon the achievement of certain cumulative net sales milestones.  The Registrant has agreed to guaranty to ECR all obligations of Anesta AG, including payment obligations, under the Agreement.  The Acquisition closed on August 28, 2007; the purchase price of the Acquisition was funded from existing cash on hand.

AMRIX was approved in February 2007 by the U.S. Food and Drug Administration (FDA) for short-term use as an adjunct to rest and physical therapy for relief of muscle spasm associated with acute, painful musculoskeletal conditions.  Anesta AG’s right to market and sell AMRIX in the United States derives from a Development, License and Manufacturing Agreement with Eurand, Inc., the exclusive supplier of AMRIX.

There are no material relationships between ECR and the Registrant, Anesta AG or any of the Registrant’s other affiliates, directors or officers (or any associate of any such director or officer), other than by virtue of the Agreement.

The Registrant hereby incorporates by reference the press release dated August 23, 2007, attached hereto as Exhibit 99.1, and made a part of this Item 1.01.

Item 8.01   Other Events.

The Registrant hereby incorporates by reference the information contained in Item 1.01 hereof.

Item 9.01               Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

None

(b)           Pro forma Financial Information.

None

(c)           Exhibits.

Exhibit No.	Description of Document
99.1	Press Release dated August 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date: August 28, 2007	By:	/s/ J. Kevin Buchi
J. Kevin Buchi
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated August 23, 2007.